Filed Pursuant to Rule 433

Registration Statement No. 333-277211

AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES®(STARS®)

Autocallable Strategic Accelerated Redemption Securities® Linked to the Global X Uranium ETF
Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10.00 per unit
Term	Approximately five years, if not called on the first four Observation Dates
Market Measure	The Global X Uranium ETF(Bloomberg symbol: “URA”)
Automatic Call	Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Call Level
Observation Level	The Closing Market Price of the Market Measure on any Observation Date times its Price Multiplier as of that day
Observation Dates	Approximately one, two, three, four and five years after the pricing date
Call Level	100% of the Starting Value
Call Amounts (per Unit)	[$11.20 to $11.30] if called on the first Observation Date, [$12.40 to $12.60] if called on the second Observation Date, [$13.60 to $13.90] if called on the third Observation Date, [$14.80 to $15.20] if called on the fourth Observation Date, and [$16.00 to $16.50] if called on the final Observation Date, each to be determined on the pricing date
Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure beyond a 15% decline, with up to 85% of the principal amount at risk
Threshold Value	85% of the Starting Value
Investment Considerations	This investment is designed for investors who anticipate that the Observation Level on at least one of the Observation Dates will be equal to or greater than the Call Level and, in that case, accept an early exit from the investment, and are willing to accept that the return on their investment will be capped at the applicable Call Premium, take downside risk below a threshold and forgo interim interest payments.
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/83246/000110465926037905/tm267724d416_fwp.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•        If the notes are not called, depending on the performance of the Market Measure as measured shortly before the maturity date, you may lose up to 85% of the principal amount.

•        Your investment return is limited to the return represented by the applicable Call Premium.

•        Payments on the notes, including any repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•        The estimated initial value of the notes on the pricing date will be less than their public offering price.

•        If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the estimated initial value of the notes on the pricing date.

•        As a noteholder, you will have no rights of a holder of shares of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities, dividends or other distributions by the issuers of those securities.

•        The Market Measure holds the stocks of foreign companies. Therefore, your return on the notes may be affected by factors affecting the international securities markets, including emerging markets. In addition, exchange rate movements may adversely impact the value of notes.

•        The securities held by the Market Measure are concentrated in one sector, and an investment in the notes is subject to risks associated with the uranium industry.

•        A limited number of securities may affect the price of the Market Measure, and the Underlying Index is not necessarily representative of the uranium industry.

•       The notes will be subject to small-capitalization or mid-capitalization companies risk.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each of the offerings to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322